SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2005

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego CA 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05. Amendments to the Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On June 3, 2000, PSMT Caribe, Inc., a British Virgin Islands corporation and wholly owned subsidiary of PriceSmart, Inc. (“PSMT Caribe”), and PSC, S.A., a Panama corporation (“PSC”), entered into an option agreement, as amended on August 28, 2002 (the “Option”), which gave PSC the option to purchase from PSMT Caribe excess real property located in San Pedro Sula, Honduras, Santa Elena, El Salvador, Heredia, Costa Rica, Santo Domingo, Dominican Republic and Zapote, Costa Rica (collectively, the “Properties”). On or about June 26, 2000, PSC exercised the Option and subsequently acquired all of the Properties with the exception of the properties located in Santa Elena and Heredia.

PriceSmart, Inc. (the “Company”) believes that the development of the properties located in Santa Elena, Heredia and Santa Domingo, each of which are located adjacent to certain of the Company’s warehouse clubs in these locations, may be detrimental to the operation of such warehouse clubs. Accordingly, the Company’s Board of Directors has authorized a transaction whereby PSC would (i) convey the Santa Domingo property to the Company or a wholly owned subsidiary thereof and (ii) relinquish all of its rights to acquire the properties located in Santa Elena and Heredia that it obtained pursuant to its exercise of the Option as described above. In exchange, the Company would issue to PSC 150,000 shares of its common stock, par value $0.0001 per share (“Common Stock”), valued for such purpose at an aggregate of $1,202,591 (the “Conveyance”). As of March 31, 2005, PSC owned approximately 3.1% of the Company’s outstanding Common Stock. Further, Edgar A. Zurcher, a member of the Company’s Board of Directors, is a director and 9.1% shareholder of PSC.

Effective as of May 5, 2005, the Company’s Board of Directors waived the conflict provisions of the Company’s Code of Business Conduct and Ethics with respect to the Conveyance, and its Audit Committee approved the related party aspect of the Conveyance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 2005	PRICESMART, INC.

	By:	/s/ JOHN M. HEFFNER
John M. Heffner Chief Financial Officer